Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
TriMas Corporation:

We consent to the use of our report dated March 9, 2009, except for note 19, as to which the date is December 14, 2009, with respect to the consolidated balance sheets of TriMas Corporation and subsidiaries as of December 31, 2008 and 2007, and related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008 as included in the 8-K filed on December 15, 2009 and our report dated March 9, 2009 with respect to the effectiveness of internal control over financial reporting as of December 31, 2008 as included in the 10-K filed on March 10, 2009 incorporated by reference herein.

Our report on the consolidated financial statement refers to the Company changing of its accounting policy in 2008 to change its required annual goodwill impairment test from December 31 to October 1.

(signed) KPMG LLP

Detroit, Michigan
January 20, 2010